Exhibit 99.1

Susan Hirsch Joins Agenus’ Board of Directors

LEXINGTON, Mass., October 13, 2020 /GLOBE NEWSWIRE/ — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of checkpoint antibodies, cell therapy, adjuvants, and vaccines designed to activate immune response to cancers and infections, today announced the election of Ms. Susan Hirsch to Agenus’ Board of Directors.

“I am delighted to welcome Susan Hirsch to our Board as we prepare to launch our first commercial products,” said Garo Armen, PhD, Chairman and CEO of Agenus. “As an early adopter of disruptive and value-creating platform companies, like Amazon, Susan has an impeccable record of identifying high value companies at their early inflection point.”

Susan has over 40 years of experience in investment management and finance, including her most recent position as a Managing Director at Nuveen, a TIAA company, where she was responsible for Nuveen’s TIAA-CREF Large-Cap Growth Fund with $6.6 billion in assets. She previously held investment management positions at Jennison Associates, Lehman Brothers Global Asset Management, and Delphi Asset Management. Susan holds a BS in Accounting from Brooklyn College.

“I am thrilled to join Agenus at this important time in its development,” said Susan Hirsch. “Agenus has established an impressive set of technology platforms, capabilities, and products designed to bring solutions to patients with cancer.”

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus’ anticipated commercial launch. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Caroline Bafundo

212-994-8209

Caroline.Bafundo@agenusbio.com